Exhibit 3.100(b)
OPERATING AGREEMENT
OF
SAME DAY SURGERY, L.L.C.
AN ILLINOIS LIMITED LIABILITY COMPANY
*    *    *    *    *    *
EFFECTIVE
DECEMBER 16, 1994

TABLE OF CONTENTS

ARTICLE I
Definitions	1

ARTICLE II
Formation of Company	4

ARTICLE III
Business of Company	5

ARTICLE IV
Names and Addresses of Members	5

ARTICLE V
Rights and Duties of Members	6

ARTICLE VI
Additional Rights and Obligations of Members	7

ARTICLE VII
Meetings of Members	9

ARTICLE VIII
Contributions to the Company And Capital Accounts	11

ARTICLE IX
Allocations, Income Tax Distributions, Elections and Reports	13

ARTICLE X
Transferability	18

ARTICLE XI
DISSOLUTION AND TERMINATION	26

ARTICLE XII
Miscellaneous Provisions	29

OPERATING AGREEMENT OF
SAME DAY SURGERY, L.L.C.
     THIS OPERATING AGREEMENT is dated as of                                         , 1995 by and between EDWARD ATKINS (“Atkins”), THOMAS MALLON (“Mallon”) and MATTHEW CAMPBELL (“Campbell”), hereinafter referred to collectively as “Members”.
R E C I T A L S
     The parties acknowledge the following:
     A. The parties desire to form an Illinois limited liability company for the purposes set forth herein.
     B. The parties wish to set forth their respective rights, duties, obligations and responsibilities as well as the division of potential profits resulting from the operation of such limited liability company.
ARTICLE I
DEFINITIONS
     The following terms used in this LLC Agreement shall have the following meanings (unless otherwise expressly provided herein):
     (a) “Adjusted Deficit Capital Account” means, with respect to any Member, any deficit balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
          (i) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this LLC Agreement or under section 1.704-I(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in Company minimum gain (as determined in accordance with section 1.704-2(d) of the Treasury Regulations) and in the minimum gain attributable to any Member nonrecourse debt (as determined under section 1.704-2(i)(3) of the Treasury Regulations); and
          (ii) debit to such Capital Account the items described in sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Adjusted Deficit Capital Account is intended to comply with the provisions of Treasury Regulations section 1.704-l(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently with those provisions.
     (b) “Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of Illinois, as amended from time to time.
     (c) “Business” means the development of ambulatory surgical care facilities.
     (d) “Capital Account” means the Capital Account maintained and adjusted for each Member pursuant to Article VIII.
     (e) “Capital Contribution” means, in relation to any Member, the total amount of any cash and the agreed value of any contribution of property or services contributed or agreed to be contributed by a Member as set forth in the books and records of the Company, as the same may be amended from time to time pursuant to this LLC Agreement.
     (f) “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws, as amended.
     (g) “Company” means SAME DAY SURGERY, L.L.C., an Illinois limited liability company.
     (h) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations.
     (i) “Economic Interest” means a Member’s or Economic Interest Owner’s share of the Company’s: [a] Net Profits; [b] Net Losses; and [iii] distributions of the Company’s assets pursuant to this LLC Agreement and the Illinois Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members.
     (j) “Economic Interest Owner” means the owner of an Economic Interest who is not a Member.
     (k) “Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.
     (l) “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

     (m) “Illinois Act” means the Illinois Limited Liability Company Act as amended from time to time and any successor to such statute.
     (n) “Initial Capital Contribution” means the initial contribution to the capital of the Company pursuant to this LLC Agreement and pursuant to the subscription agreement attached hereto as Exhibit A.
     (o) “LLC Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.
     (p) “Member” means Atkins, Mallon or Campbell and every party who may subsequently become a Member.
     (q) “Net Losses” means the Company’s losses as determined for federal income tax purposes, including federal income tax items such as capital gain or loss, tax preference and depreciation recapture.
     (r) “Net Profits” means the income of the Company as determined for federal income tax purposes, including federal income tax items such as capital gain or loss, tax preference and depreciation recapture.
     (s) “Percentage Interest” means an interest, expressed as a percentage of the whole of the interests of all of the Members, in Net Losses, credits and distributions of the Company.
     (t) “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.
     (u) “Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts which the Members deem sufficient for working capital, to pay taxes, insurance, debt service or other costs, operating expenses, capital improvements or liabilities incident to the ownership or operation of the Company’s business.
     (v) “Tax Matters Member” shall mean the Member elected from time to time by Members owning a majority of the outstanding Units of the Company to act on behalf of the Members and the Company with respect to federal and state tax matters.
     (w) “Transferring Member” shall collectively mean a Member who is selling or otherwise transferring some or all of the Member’s Units or Economic Interest.

     (x) “Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing of the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.
     (y) “Unit” means an interest in the Company which is presently divided into 100 units of participation, all of which shall be outstanding on the date of execution of this Agreement. Each Unit shall have a Percentage Interest identical to each other Unit. A Unit represents a Member’s interest in the Company including such Member’s Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members. Each Member may vote on any matter to be decided by the Members in accordance with the number of Units which the Member owns (i.e., each Unit is entitled to one vote on issues which require the approval or consent of the Members). Units may be issued and held in whole or fractional denominations.
ARTICLE II
FORMATION OF COMPANY
     2.1 Formation. On December 16, 1994, Articles of Organization for the Company were filed with the Illinois Secretary of State in accordance with and pursuant to the Illinois Act.
     2.2 Name. The name of the Company is SAME DAY SURGERY, LLC.
     2.3 Principal Place of Business. The principal place of business of the Company within the State of Illinois shall be 25 E. Washington Street, Suite 300, Chicago, Illinois 60602. The Company may locate its places of business and registered office at any other place or places as the Members deem advisable from time to time
     2.4 Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent at 25 E. Washington Street, Suite 1000, Chicago, Illinois 60602 and the name of its initial registered agent at such address shall be Alan J. Wolf. The Company may change its registered office and/or registered agent from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Illinois Secretary of State pursuant to the Illinois Act.
     2.5 Term. The term of the Company shall be 50 years from the date of filing of Articles of Organization with the Secretary of State of the State of Illinois, unless all of the Members elect to continue the term for a longer period by filing Articles of Amendment to the Aricles of Organization with the Secretary of State of Illinois or the Company is earlier dissolved or merged in accordance with the provisions of this LLC Agreement, the Articles of Organization or the Illinois Act.
ARTICLE III
BUSINESS OF COMPANY
     The business of the Company shall be:
     (a) To own and operate a surgical facility (the “Surgicenter”) and to accomplish any lawful business which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets, including, without limitation, the Business in the State of Illinois and in such other states as the Members agree from time to time pursuant to this LLC Agreement.
     (b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Illinois Act; and
     (c) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.
ARTICLE IV
NAMES AND ADDRESSES OF MEMBERS
     The names and addresses of the Company’s initial Members are as follows:
Edward M. Atkins, M.D.
815 Howard Street
Evanston, IL 60202
Thomas Mallon
36 Regent Drive
Oak Brook, IL 60521
Matthew Campbell
194 Fuller Lane
Winnetka, IL 60093

ARTICLE V
RIGHTS AND DUTIES OF MEMBERS
     5.1 Management. The business and affairs of the Company shall be managed by its Members acting solely as set forth in section 5.2, 6.4(b) and Article VII. In exercising this management, the Members shall direct, manage and control the business of the Company to the best of their ability.
     5.2 Restrictions on Powers of Members. Unless authorized to do so by this LLC Agreement, no Member, attorney-in-fact, officer, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its assets or to render it liable pecuniarily for any purpose. No Member, attorney-in-fact, officer, employee or other agent of the Company, acting in any capacity, shall have any power or authority to bind the Company unless the Member, attorney-in-fact, officer, employee or other agent of the Company has been authorized to act with respect to such matter in accordance with the terms of this LLC Agreement. Except as provided in this LLC Agreement or as otherwise agreed upon by the Members, each Member is authorized to take any action and make any decision that is clearly routine and incidental to the day-to-day conduct of the Company’s business.
     5.3 Good Faith. Each Member shall perform the Member’s management duties in good faith, in a manner the Member reasonably believes to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Member who so performs the management duties shall not have any liability by reason of being or having management and control of the Company. No Member guarantees the return of any other Member’s Capital Contribution or a profit for the Members from the operations of the Company. No Member shall be liable to the Company or to any other Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by the Member.
     5.4 No Exclusive Duty to Company. No Member shall be required to manage the Company as such Member’s sole and exclusive function and, except as otherwise set forth herein or in other written agreements between the parties, the Members may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this LLC Agreement, to share or participate in such other investments or activities of the Member or to the income or proceeds derived therefrom. Except as otherwise provided herein, no Member shall incur any liability to the Company or to any of the Members solely as a result of engaging in any other business or venture.

     5.5 Indemnity of the Members’ Employees and Other Agents. The Company shall indemnify the Members and make advances for expenses to the maximum extent permitted under the Illinois Act and other applicable law. The Company may also indemnify its employees and other agents who are not Members to the fullest extent permitted by the Illinois Act and other applicable law, provided that such indemnification in any given situation is approved by the Members pursuant to this LLC Agreement.
     5.6 Insurance. The Company shall use its reasonable efforts to attain general liability and other appropriate insurance, in such amounts and containing such provisions as are customary in the industry in which the Company competes, insuring the Company and its Members and employees against liabilities incurred in the performance of the Company’s business; provided that such insurance may be obtained at reasonable cost to, and is in the best interests of, the Company.
     5.7 Salaries. The salaries and other compensation of the Members, officers, employees or agents, if any, shall be fixed from time to time by the act of the Members pursuant to Article VII.
     5.8 Appointment of Titleholders. The Members may bestow upon certain Members, key employees or other appropriate individuals such titles as the Members deem necessary or expedient to enable them to carry out their duties on behalf of the Company (the “Titleholders”). The initial titles shall include Managing Member or Managing Partner which titles shall be held by any Member, employee or other person designated by the Company. The Members, in their discretion, may create such other titles as it deems necessary or expedient. The Members, in their discretion, may remove or replace the Titleholders of the Company. Each Titleholder shall hold his or her respective title until he or she notifies the Company, in writing, that he or she is no longer willing to hold that title or until the Members elect to remove or change his or her title.
     ARTICLE VI
ADDITIONAL RIGHTS AND OBLIGATIONS OF MEMBERS
     6.1 Limitation of Liability. Each Member’s liability shall be limited to the maximum extent permitted under this LLC Agreement, the Illinois Act and other applicable law.
     6.2 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective Capital Contributions and any obligation of the Member under section 6.7 related to Manufacturer’s Bank and section 8.1 or 8.2 to make Capital Contributions except as provided in section 6.6 herein, as specifically agreed upon in writing with creditors of the Company or as otherwise required by law.
     6.3 List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses, Economic Interests and Unit ownership of all Members.
     6.4 Company Books and Bank Accounts.
     (a) In accordance with section 9.9 herein, the Company shall maintain and preserve, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s expense.
     (b) A bank account in the name of the Company shall be opened and maintained in which all funds of the Company shall be deposited. The funds in such account or accounts shall be disbursed solely for the business of the Company. Withdrawals of $500 or less from any Company bank account may be made upon the signature of any Member; or authorized officer, employee or agent, provided that such withdrawals do not exceed $3,000 in the aggregate in any Fiscal Year. All other withdrawals may only be made upon the signature of two Members.
     6.5 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.
     6.6 Liability of a Member to the Company.
     (a) Permissible Distributions. A Member who rightfully receives the return in whole or in part of the Member’s contribution is only liable to the Company to the extent now or hereafter provided by the Illinois Act.
     (b) Prohibited Distributions. A Member who receives a distribution made by the Company which is either in violation of: (i) this LLC Agreement, or (ii) the Illinois Act, is liable to the Company and its creditors only to the extent required by the Illinois Act.
     6.7 Bank Loan; Indemnity; Pledge.
     (a) Notwithstanding the limitations on liability herein, the Members agree to each personally guarantee the Company’s (i) Acquisition Loan of $1,000,000, and (ii) Working

Capital Loan of approximately $300,000, both from the Manufacturer’s Bank, Chicago, together with any refinancings or replacements thereof.
     (b) Each Member hereby indemnifies each other Member who suffers any loss, including the attorneys’ fees and other costs incurred in a good-faith defense against any loss or in enforcing the right of indemnification herein, suffered by reason of the guarantees of paragraph (a), above, or by reason of personal liability for any taxes of the Company, in proportion to which the Member’s Percentage Interest bears to such loss(es). An indemnified Member who is purchasing an indemnifying Member’s Units pursuant to a provision of Article X, may set off the amount by which he or she is indemnified by such other Member against the purchase price of the Units.
     (c) To secure each Member’s right of indemnification under paragraph (b), above, each Member pledges his or her interest in the Company and his or her rights to any distributions therefrom, to the other Members. As long as there is any debt described in paragraph (a), above, outstanding for which the Members are personally liable, all certificates evidencing ownership of Units herein shall be held by the Company’s registered agent, together with executed instruments of transfer, Forms UCC-1 and such other documents reasonably necessary to give effect to this section 6.7.
ARTICLE VII
MEETINGS OF MEMBERS
     7.1 Annual Meeting. No annual meeting of the Members is required by this Agreement.
     7.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member.
     7.3 Place of Meetings. The Members may designate any place, either within or outside the State of Illinois, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Illinois.
     7.4 Notice of Meetings. Except as provided in section 7.5, notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to each Member not less than two nor more than fifty days before the date of the meeting. Such notice may be oral or written and may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier. If mailed or delivered by private carrier, such notice shall be deemed to be delivered when deposited in the United States mail, with postage thereon prepaid, or when deposited with the private carrier, as appropriate, addressed to the Member at the Member’s address as it appears on the books and records of the Company. Oral notice shall be deemed to be delivered when communicated if promptly confirmed in writing. If notice is given by telegraph, teletype, facsimile or other form of wire or wireless communication, such notice shall be deemed to be delivered when transmitted.
     7.5 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Illinois, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice.
     7.6 Record Date. For the purpose of determining which Members are entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
     7.7 Manner of Acting. The affirmative vote of Members holding a majority of the Units shall be the act of the Members, provided that the vote of all the Members shall be required to (i) sell, relocate or refinance the Surgicenter or substantially all of the operating assets of the Company, or (ii) to set the compensation of Members or to terminate a Member’s employment without Cause, as hereinafter defined.
     7.8 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.
     7.9 Voting of Units. Upon any matter submitted to a vote or other approval of the Members, each Member shall be entitled to one vote for each Unit the Member owns except as otherwise provided in this LLC Agreement.
     7.10 Conduct of Meetings by or Through the Use of Communications Equipment.
     (a) Participation. Any or all Members may participate in a regular or special meeting of the Members or other meeting required pursuant to this LLC Agreement or the Illinois Act by or through the use of any means of communication by which any of the following occurs: (i) all participating Members may simultaneously hear each other during the meeting; or (ii) all communication during the meeting is immediately transmitted to each participating Member, and each participating Member is able to immediately send messages to all other participating Members. A Member participating in such a meeting is deemed to be present in person at the meeting.
     (b) Nature of the Meeting. If a meeting is conducted pursuant to this section, the presiding party at the meeting shall inform each participating Member that a meeting is taking place at which official business may be transacted.
     (c) Minutes of the Meeting. If requested by a Member, the person appointed to act as secretary of the meeting shall prepare minutes of the meeting and distribute such minutes to each Member.
     7.11 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all of the Members and delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this section is effective when the Members entitled to vote and holding the requisite number of Units necessary to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.
     7.12 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.
ARTICLE VIII
CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS
     8.1 Members’ Capital Contributions. Each Member shall contribute property, cash or services in such amount or of such value pursuant to the subscription agreements in the form of Exhibit A attached hereto as such Member’s share of the Initial Capital Contribution.
     8.2 Additional Contributions. Except as set forth in Section 8.1, no Member shall be required to make any Capital Contributions. To the extent approved by the Members in accordance with section 7.7 of this LLC Agreement, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire. In such event, each Member shall have the option (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with the Member’s Percentage Interest.
     8.3 Capital Accounts
     (a) Capital Account Adjustment. A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (i) the fair market value of each Member’s additional Capital Contributions (net of liabilities secured by contributed property that the Company is considered to assume or take subject to under section 752 of the Code); (ii) allocations to such Member of Net Profits; and (iii) allocations to such Member of income described in section 705(a)(1)(B) of the Code. Each Member’s Capital Account will be decreased by (i) the amount of money distributed to such Member by the Company; (ii) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under section 752 of the Code); (iii) allocations to such Member of expenditures described in section 705(a)(2)(B) of the Code; (iv) allocations to such Member of Net Losses; and (v) allocations to the account of such Member of Company loss and deduction as set forth in such Treasury Regulations, taking into account adjustments to reflect book value.
     (b) Transfer of Capital Account. In the event of a permitted sale, exchange or other transfer of a Member’s Units or Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Units or Economic Interest in accordance with section 1.704-1(b)(2)(iv) of the Treasury Regulations.
     (c) Compliance with Code Section 704(b). The manner in which Capital Accounts are to be maintained pursuant to this section 8.3 is intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If, in the opinion of the Company’s accountants or attorneys, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this section 8.3 should be modified in order to comply with section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this section 8.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.
     (d) Distributions Upon Liquidation. Upon liquidation of the Company (or of any Member’s Units or Economic Interest Owner’s Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs.

Liquidation proceeds will be paid within 60 days of the end of the taxable year (or, if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of this LLC Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.
     (e) Return of Capital Account. Except as otherwise expressly required in this LLC Agreement or the Illinois Act (and subject to sections 8.1 and 8.2), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in such Member’s or Economic Interest Owner’s Capital Account.
     8.4 Withdrawal or Reduction of Members’ Contributions to Capital.
     (a) Payment of Company Liabilities. A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.
     (b) Form of Payment. A Member, irrespective of the nature of its Capital Contribution, does not have any right to demand and receive a specific form of payment, other than cash, for its Capital Contribution.
ARTICLE IX
ALLOCATIONS, INCOME TAX DISTRIBUTIONS,
ELECTIONS AND REPORTS
     9.1 Profits Losses and Tax Credits.
     (a) Loss Allocations. After giving effect to the special allocations set forth in sections 9.2 and 9.3, losses for any Fiscal Year shall be allocated among all of the Members in accordance with the Percentage Interests represented by each Member’s Units, except that losses shall not be allocated hereunder to the extent such allocation would violate the restriction on loss allocations set forth in section 9.1(d).
     (b) Profit Allocations. After giving effect to the special allocations set forth in sections 9.2 and 9.3, but without duplication in respect of gross income allocated, profits for any Fiscal Year shall be allocated among all of the Members in accordance with each Member’s Percentage Interest in all of the Company’s membership Units and Economic Interest Units.

     (c) Credit Allocations. All tax credits of the Company shall be allocated among all of the Members in accordance with the Percentage Interests represented by their respective Units.
     (d) Limitation on Losses. The losses allocated to any Member pursuant to section 9.1(a) shall not exceed the maximum amount of losses that can be so allocated without causing any Member to have an Adjusted Deficit Capital Account at the end of any Fiscal Year. If some but not all of the Members would have Adjusted Deficit Capital Accounts as a consequence of an allocation of losses pursuant to section 9.1(a), the limitation set forth in this section 9.1(d) shall be applied on a Member by Member basis so as to allocate the maximum permissible loss to each Member under the alternate test for economic effect set forth in section 1.704-l(b)(2)(ii)(d) of the Regulations.
     9.2 Special Allocations to Capital Accounts. Notwithstanding section 9.1 hereof:
     (a) No Adjusted Deficit Capital Account. No allocations of loss, deduction and/or expenditures described in section 705(a)(2)(B) of the Code shall be charged to the Capital Account of any Member if such allocation would cause such Member to have an Adjusted Deficit Capital Account. The amount of the loss, deduction and/or Code section 705(a)(2)(B) expenditure which would have caused a Member to have an Adjusted Deficit Capital Account shall instead be charged to the Capital Account of any Member which would not have an Adjusted Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Member exists, then to the Members in accordance with their interests in Company profits pursuant to section 9.1.
     (b) Corrections to Adjusted Deficit Capital Account. In the event any Member receives any adjustments, allocations, or distributions described in sections 1.704-l(b)(2)(ii)(d)(4), (5), or (6) of the Treasury Regulations, which create or increase an Adjusted Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Deficit Capital Account so created as quickly as possible. It is the intent that this section 9.2(b) be interpreted to comply with the alternate test for economic effect set forth in section 1.704-l(b)(2)(ii)(d) of the Treasury Regulations.
     (c) Year-End Adjusted Deficit Capital Account. In the event any Member would have an Adjusted Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Treasury Regulations section 1.704-l(b)(2)(ii)(c) and such Member’s share of minimum gain as defined in section 1.704-2(g)(1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with section 1.704-l(b)(2)(ii)(d) of the “Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of,” such excess as soon as possible.
     (d) Minimum Gain Chargeback. Notwithstanding any other provision of this section 9.2, if there is a net decrease in the Company’s partnership minimum gain as defined in Treasury Regulation section 1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member’s share of the net decrease in partnership minimum gain. This section 9.2(d) is intended to comply with the minimum gain charge-back requirement of section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the partnership minimum gain, the minimum gain charge-back requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Tax Matters Member may in his discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain charge-back requirement in accordance with Treasury Regulation section 1.704-2(f)(4).
     (e) Nonrecourse Deductions. Items of Company loss, deduction and expenditures described in section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members’ Capital Accounts in accordance with section 1.704-2(i) of the Treasury Regulations.
     (f) Allocation of Nonrecourse Deductions. Beginning in the first taxable year in which there are allocations of “nonrecourse deductions”, (as described in section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in accordance with, and as a part of, the allocations of Company profit or loss for such period.
     (g) Subsequent Allocations. Any credit or charge to the Capital Accounts of the Members pursuant to sections 9.2 (b), (c), and/or (d), hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to sections 9.1 and 9.2, so that the net amount of any items charged or credited to Capital Accounts pursuant to sections 9.1 and 9.2 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by sections 9.2(b), (c), and/or (d), hereof had not occurred.

     9.3 Distributions Prior to Dissolution.
     (a) Distributable Cash. Distributable Cash shall be applied and distributed annually within 90 days after the end of each of the Company’s Fiscal Years in the following order of priority:
          (i) first, to discharge, to the extent required by any lender or creditor, the debts and obligations of the Company;
          (ii) second, to fund Reserves which the Members deem reasonably necessary for any unforeseen or contingent liabilities or obligations of the Company arising out of or in connection with the Company (at the expiration of such period as the Members deem advisable, the balance of such Reserves to be distributed as follows); and
          (iii) third, to the Members in proportion to their positive Capital Accounts.
     (b) Annual Distributions. Notwithstanding the foregoing provisions of this section 9.03, the Company shall distribute to each Member, within 90 days after the end of the first Fiscal Year of the Company as to which the Company’s federal income tax return shall show, after taking into account all items of the Company’s deductions, losses and credit applicable to such Member, income taxable under the Code to such Member, an amount equal to the product obtained by multiplying (i) such Member’s net taxable income from the Company for such Fiscal Year by (ii) the sum of [a] the maximum stated federal income tax rate applicable to any Member for such Fiscal Year, and [b] the net income tax rate (after taking into account any related federal income tax deduction) of any state and local income tax applicable to such Member (“Tax Distributions”). After such first Fiscal Year of the Company, the Company shall make each of the distributions required by the foregoing provisions of this section 9.3(b) net of any distributions made pursuant to the following provisions. Prior to April 15, June 15, September 15 and December 15 of any subsequent Fiscal Year or years (or such other dates on which individuals must pay estimated federal income taxes), the Company shall distribute to each Member an amount equal to 25% of the amount distributed to such Member pursuant to the foregoing provisions of this section 9.3(b) in respect to the prior Fiscal Year or, if higher, the amount determined in good faith by the Tax Matters Member to be the estimated amount which will be distributable to such Member under this section 9.3(b) in respect of such current Fiscal Year. Notwithstanding the foregoing, if the Company experiences a loss for income tax purposes in any year, the Company shall not be required to make Tax Distributions in any subsequent year until such time and only to the extent that the aggregate profits allocated to the Members in such subsequent years exceed the aggregate losses previously allocated to the Members.
     (c) Distribution Following Withdrawal Event. No distributions, whether in redemption of Units or otherwise, shall be made to a Member on account of a “Withdrawal Event” as defined in section 11.1 (a)(iii) below, except with the consent of the Members.

     9.4 Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.
     9.5 Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the method of accounting selected by the Members. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.
     9.6 Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.
     9.7 Loans to Company. Nothing in this LLC Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.
     9.8 Accounting Period. The Company’s accounting period shall be the calendar year.
     9.9 Records. Audits and Reports. At the expense of the Company, the Members shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:
     (a) A current list of the full name and last known business, residence, or mailing address of each Member and Economic Interest Owner, both past and present;
     (b) A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
     (c) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the four most recent years;
     (d) Copies of the Company’s currently effective written LLC Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;
     (e) Minutes of every annual, special and court-ordered meeting;

     (f) Any written consents obtained from Members for actions taken by Members without a meeting;
     (g) A statement of each Member’s adjusted Capital Account; and
     (h) Any other records required by the Illinois Act.
     9.10 Returns and Other Elections. The Tax Matters Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company’s Fiscal Year. The Tax Matters Member shall timely file all annual tax returns and other tax forms. All elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Member in his sole discretion, provided that the Tax Matters Member shall make any tax election requested by Members owning all of the outstanding Units.
     9.11 Tax Matters Member. The initial Tax Matters Member shall be Matthew Campbell. The Members may, by vote of Members owning at least a majority of the outstanding Units, remove or replace the Tax Matters Member from time to time. Generally, the Tax Matters Member shall have, without limitation, all the authority to act on behalf of the Company as is customarily vested in the “tax matters partner” of a partnership.
ARTICLE X
TRANSFERABILITY
     10.1 General Restrictions.
     (a) General. Except as expressly permitted by this LLC Agreement, no Member or Economic Interest Owner shall sell, give, gift, assign, bequeath, transfer by will or descent, pledge, encumber or otherwise transfer; whether voluntarily; by operation of law or otherwise (collectively, a “Transfer”), all or any portion of the Units or Economic Interest. Except as otherwise expressly provided in this LLC Agreement, any Units or Economic Interest Transferred (whether or not in compliance with the terms of this LLC Agreement) shall continue to be subject to the provisions and restrictions contained in this LLC Agreement. Any transferee, donee or other recipient (“Transferee”) of such Units or Economic Interest shall be deemed to have accepted and agreed to be bound by the provisions and restrictions hereof as if such Transferee had originally executed this LLC Agreement as a party hereto.
     (b) Units and Economic Interest Subject to Agreement. The parties expressly agree that this Agreement covers all Units or Economic Interest in the Company owned or acquired in the future by the Members or any party who receives any such Units or Economic Interest.
     10.2 Lifetime Transfers.
     (a) General. If a Member or Economic Interest Owner (the “Offering Member”) receives a bona fide offer (“Third Party Offer”) from a purchaser to purchase some or all of the Units or Economic Interest held by such Offering Member (“Offered Units”), the Offering Member may sell such Units or Economic Interest only in accordance with this section 10.2. The Offering Member shall first give written notice (“Sale Notice”) to the Company and to the other Members (the “Nonselling Members”) of the Third Party Offer, specifying the purchaser, the price for the Offered Units (the “Third Party Price”) and the payment terms of the proposed sale (the “Third Party Payment Terms”). The Sale Notice shall include a photocopy of any letter of intent or other document, executed by the proposed purchaser that sets out the Third Party Price and Third Party Payment Terms. The Sale Notice shall constitute an offer by the Offering Member to sell the Offered Units to the Company and the Nonselling Members at the Third Party Price and on the Third Party Payment Terms.
     (b) Right of First Refusal to the Members. The Nonselling Members shall have the exclusive right and option for a period of 60 days after the date the Sale Notice is given (“First Option Period”) to accept such offer with respect to any or all of the Offered Units at the Third Party Price and on the Third Party Payment Terms. If the Nonselling Members accept such offer, they shall notify the Offering Member in writing of such acceptance within the First Option Period and shall specify the number of Offered Units as to which the offer is accepted.
     (c) Right of Second Refusal to the Company. If the option to purchase the Offered Units is not exercised by the Nonselling Members pursuant to section 10.2(b) above as to all of the Offered Units within the First Option Period, then the Company shall have the exclusive right and option for a period of 60 days after the expiration of the First Option Period (“Second Option Period”), exercisable in the same manner as the Nonselling Members, to purchase all of the remaining Offered Units at the Third Party Price and on the Third Party Payment Terms.
     (d) Right to Sell to Third Party. If the options referred to in sections 10.2(b) and 10.2(c) above are not exercised in the aggregate by the Company and the Nonselling Members as to all of the Offered Units within the applicable option periods, then the

Offering Member may sell all but not less than all of such remaining Offered Units to the proposed purchaser specified in the Sale Notice at any time within 60 days after the expiration of the Second Option Period, but only at the Third Party Price and on the Third Party Payment Terms originally submitted and only in the event that such non-Member purchaser shall at the time of the purchase have a net worth equal to or greater than the remaining Member. Any non-Member purchaser purchasing Offered Units pursuant to this section shall have no right to participate in the management of the Company except as provided in section 10.14 below. If the remaining Offered Units are not sold by the Offering Member to the proposed purchaser in accordance with this section 10.2(d) or if there is a change in any of the terms of the Third Party Offer, the Offered Units may not be sold to the proposed purchaser unless the Offering Member again fully complies with the provisions of this section 10.2.
     10.3 Death of a Member.
     (a) Members’ First Option to Purchase. Upon the death of a Member (the “Deceased Member”), the surviving Members (the “Surviving Members”) shall have an option to purchase from the personal representative or special administrator of the Deceased Member or the trustee of a trust established by the Deceased Member which holds the Deceased Member’s Units or Economic Interest (the “Personal Representative”) all or any part of the Units or Economic Interest owned by the Deceased Member and all of the Deceased Member’s spouse interest in such Units or Economic Interests (the “Deceased Member’s Interest”) and, upon exercise of such option, the Personal Representative shall sell to the Surviving Members all or any part of such Deceased Member’s Interest at the purchase price per share and on the terms and conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof. The Surviving Member’s option to purchase the Deceased Member’s Interest is exercisable by written notice to the Personal Representative at any time within one year after the appointment and qualification of such Personal Representative.
     (b) Company Second Option to Purchase. If the Surviving Members do not elect to purchase from the Personal Representative all of the Deceased Member’s Interest, then the Company may purchase all or any part the remaining Deceased Member’s Interest at the purchase price and on the terms and conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof. Such option shall be exercised by written notice to the Personal Representative within one year from the date upon which the Surviving Member’s one-year option period described above expires.

     10.4 Termination of Employment Due to Disability or Retirement.
     (a) Disability.
          (i) Members’ First Option to Purchase. If a Member’s employment with the Company is terminated because of the Member’s Disability (as defined below” (the “Disabled Member”), the other Members (the “Remaining Members”) shall have an option to purchase from the Disabled Member and upon exercise of such option, the Disabled Member shall sell to the Remaining Members all or any part of the Units or Economic Interest owned by the Disabled Member (the “Disabled Member’s Interest”). The option set forth herein is exercisable by written notice to the Disabled Member at any time within six months following the determination of a Disability. The purchase of the Disabled Member’s Interest shall be at the price and pursuant to the terms and conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof.
          (ii) Company Second Option to Purchase. If the Remaining Members do not elect to purchase from the Disabled Member all of the Disabled Member’s Interest, then the Company may purchase all or any part of the remaining Disabled Member’s Interest at the purchase price and on the terms and conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof. Such option shall be exercised by written notice to the Disabled Member within six months from the date upon which the Remaining Members’ six-month option period described above expires.
          (iii) Disability. For purposes of this LLC Agreement, “Disability” shall have the same meaning as is contained in the most recently dated disability insurance policy held by the Company covering the Disabled Member. If no such policy is in existence, “Disability” shall mean a physical or mental illness, incompetency or incapacity which results in the Disabled Member’s inability to actively participate in the Company’s business and perform his or her duties as an employee of the Company where such incapacity has continued for more than 90 days and is or may be expected to continue for more than six months in the aggregate during any 12-month period. Determination of Disability and the date upon which it shall be deemed to have occurred shall be made by the Company and the Disabled Member. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and the Disabled Member. Such medical doctor shall, in his or her discretion, determine whether the Disabled Member is the subject of a “Disability” for purposes of this LLC Agreement and the date upon which such Disability occurred. Such determination shall be binding upon all parties to this LLC Agreement. If the Company and the Disabled Member do not agree upon a doctor, they shall each name a doctor and the two doctors so named shall name a third doctor who shall conduct the examination and make a determination as to whether the Disabled Member is the subject of a “Disability” for purposes of this LLC Agreement and, if so, the date upon which such Disability occurred. The Company and the Disabled Member shall each pay one-half of the costs of the doctor’s examination and determination fees.
     (b) Retirement.
          (i) Members’ First Option to Purchase. If a Member’s employment with the Company is terminated because of Retirement (as defined below) (the “Retiring Member”), the other Members (the “Nonretiring Members”) shall have an option to buy from the Retiring Member and, upon exercise of such option, the Retiring Member shall sell to the Nonretiring Members, all or any part of the Units or Economic Interest owned by the Retiring Member (the “Retiring Member’s Interest”). The option set forth herein is exercisable by written notice to the Retiring Member at any time within six months following Retirement. The purchase of the Retiring Member’s Interest shall be at the price and pursuant to the terms and conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof.
          (ii) Company Second Option to Purchase. If the Nonretiring Members do not elect to purchase from the Retiring Member all of the Retiring Member’s Interest, then the Company may purchase all or any part of the remaining Retiring Member’s Interest at the purchase price and on the terms and conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof. Such option shall be exercised by written notice to the Retiring Member within six months from the date upon which the Nonretiring Members’ six-month option period described above expires.
          (iii) Definition of Retirement. For purposes of this LLC Agreement, “Retirement” shall mean any voluntary termination of employment by a Member occurring any time after the 60th birthday of the Member (“Retirement Age”); provided, however, that if the Member reaches Retirement Age before the 3rd anniversary of this Agreement, the Member shall not be deemed to have reached Retirement until such anniversary of this LLC Agreement.
     10.5 Other Terminations of Employment.
(a)	Involuntary Termination of Employment and/or Membership or Termination Without Cause.
          (i) Members’ First Option to Purchase. If a Member’s employment and/or membership with the Company is terminated by the Company with Cause (the “Terminated Member”), the other Members (the “Nonterminated Members”) shall have an option to purchase from the Terminated Member and, upon exercise of such option, the Terminated Member shall sell to the Nonterminated Members all or any part of the Units or Economic Interest owned by the Terminated Member (the “Terminated Member’s Interest”) at the purchase price and on the conditions set forth in paragraphs 10.8(a) and

10.8(b) hereof. The option set forth herein is exercisable by written notice to the Terminated Member at any time within six months following the date of termination.
          (ii) Company’s Second Option to Purchase. If the Nonterminated Members do not elect to purchase from the Terminated Member all of the Terminated Member’s Interest, then the Company may purchase all or any part of the remaining Terminated Member’s Interest at the purchase price and on the conditions set forth in paragraphs 10.8(a) and 10.8(b) hereof. Such option shall be exercised by written notice to the Terminated Member within six months from the date upon which the Nonterminated Members’ six-month option period described above expires.
     (b) Voluntary Termination or Termination for Cause — Mandatory Purchase and Sale. If a Member’s employment and/or membership with the Company is terminated by the Company for Cause, (as defined below) or the Member voluntarily terminates employment and/or membership (the “Terminated Member”), the Terminated Member shall sell to the Company and the Company shall purchase from the Terminated Member all of the Units and Economic Interest owned by the Terminated Member (the “Terminated Member’s Interest”). The purchase price of the Terminated Member’s Interest shall be the cost the Terminated Member paid for the Terminated Member’s Interest. The Company may assign to the other Members its right to purchase the Terminated Member’s Interest under this subparagraph.
     (c) Definition of Cause. For purposes of this paragraph, Cause shall have the same meaning as such term is defined in the most recent employment agreement between the Company and the Terminated Member or, if no such employment agreement exists, Cause shall mean fraud, dishonesty, acts of gross negligence in the course of employment with the Company, habitual use of alcohol or drugs, misrepresentation to Members or officers of the Company, commission of a felony or a failure, other than by reason of death or disability, to perform employment duties prescribed by the other Members to the reasonable satisfaction of the Members.
     10.6 Deadlock.
          In the event that there is a continuous inability of the Members to make decisions as provided in Article VII, which inability continues for a period in excess of 90 days, a Member or Members (“Offeror”) may submit a written offer (the “Offer”) to the other(s) (the “Offeree”) stating the purchase price per Unit and the terms and conditions upon which Offeror will, at the option of the Offeree, purchase all, but not less than all, of the Units or Economic Interest of the Offeree, or in the alternative, sell all, but not less than all, of the Units or Economic Interest of the Offeror. Within 90 days of receipt of the Offer, the Offeree shall inform the Offeror in writing of his or her election to either sell his or her Units or Economic Interest to the Offeror or purchase the Units or Economic Interest of the Offeror at the price and on the terms and conditions stated in the Offer. Failure to respond to the Offer in writing within 90 days shall be deemed to be an election by the Offeree to sell his or her Units or Economic Interest to the Offeror. If the party purchasing the Units or Economic Interest (the “Electing Purchaser”) pursuant to an Offer under this section fails to close the purchase within 60 days of the election determining which Member will sell his or her Units or Economic Interest, then (a) as liquidated damages and not as a penalty, the Electing Purchaser will pay the other (the “Nonelecting Purchaser”) $50,000.00 to cover the expenses likely incurred by the Nonelecting Purchaser in evaluating the Offer and (b) the Nonelecting Purchaser shall have the opportunity, for a period of 30 days thereafter, to purchase the Units or Economic Interest of the Electing Purchaser on the same terms and conditions. If the purchase and sale pursuant to this section is not consummated in accordance with the terms of the Offer and the provisions of this section, all Units or Economic Interest shall again be subject to the terms and conditions of this LLC Agreement and shall not be transferred except in accordance with the terms of this LLC Agreement.
     10.7 Involuntary Disposition. Before the occurrence of any involuntary disposition (including, but not limited to, bankruptcy, insolvency, judgment lien or court order) of Units or Economic Interest, the Member subject to the involuntary disposition shall give the Company written notice disclosing in full the nature and details of the involuntary disposition and the Company shall have the continuing option to purchase the Units or Economic Interest affected by such involuntary disposition following receipt of such notice.
     10.8 Terms of Sale.
     (a) Purchase Price. The Units and Economic Interests purchased pursuant to section 10 (except section 10.5(b) herein) of this LLC Agreement shall be purchased at a purchase price agreed to by the purchasing party and the selling party. If the parties cannot agree upon the purchase price, they shall appoint an appraiser who shall conduct an appraisal to determine the fair market value of the Units and Economic Interest. If the parties cannot agree upon an appraiser, they shall each name one appraiser and the two so-named appraisers shall name a third appraiser who shall perform the appraisal. The determination of the appraiser shall be final and binding on all interested parties. In performing the appraisal, the appraiser shall determine the fair market value of the Units and Economic Interest based on the cash or cash equivalent price at which a willing buyer will buy and a willing seller will sell the Units and Economic Interest, neither being under any compulsion to buy or to sell and both having reasonable knowledge of all relevant facts. The appraiser shall take into account any discount due to the lack of marketability of the Units or Economic Interest, minority interest and loss of a key employee.
     (b) Payment Terms. The purchase price for the Units and Economic Interest purchased pursuant to this section 10 shall be paid as follows: (i) cash at closing in an amount equal to 10% of the purchase price; and (ii) a promissory note equal to the balance of the purchase price payable in five equal annual installments of principal, plus interest, with the first installment payable on the first anniversary of closing and subsequent installments on the next four anniversaries thereafter until paid in full. The unpaid amount will bear interest from the date of closing at a rate equal to the commercial base rate of interest as announced by First National Bank of Chicago or its successor on the date of closing, as adjusted on each anniversary thereafter.
     10.9 Closing. The closing of the purchase of Units or Economic Interest pursuant to this LLC Agreement shall take place at a time and place agreed to by the purchasing party and the selling party. In the absence of an agreement, the closing shall be at 10 a.m. at the Company’s office on the first business day 60 days after the applicable purchase and sale obligation accrues.
     10.10 Limitations Upon Company’s Obligations to Purchase. If the Company is purchasing any Units or Economic Interest hereunder and it cannot satisfy the conditions precedent to acquisition of its own interests under Illinois law, or is restricted from making such purchase under any agreement with its lenders, the Company shall purchase as many Units or Economic Interest as it shall have legal capacity to purchase and the purchase commitment hereunder shall remain in effect as to any unpurchased Units or Economic Interest. If the Company is unable to complete any such purchase because it cannot satisfy the conditions for acquisition of its own interests imposed by Illinois law or by its lenders, the Members shall promptly take all reasonable and permissible actions to satisfy the requirements of Illinois law or its lenders, except that nothing herein shall require the Members to make any contribution of additional capital. Any Units or Economic Interest which the Company is unable to purchase hereunder, because of the limitations stated in this section, shall be held by the owner thereof subject to the provisions of this LLC Agreement without in any way relieving the Company of its purchase commitment or the owner thereof of the duty to sell. The purchase price of such Units or Economic Interest shall not change because of the deferred payment.
     10.11 Effect of Unauthorized Dissolution of Company. If any Member (the “Dissolving Member”) takes any action which would cause the dissolution of the Company under the Illinois Act and such dissolution is not consented to, in writing, by the other Members (the “Nondissolving Members”), the Nondissolving Members may elect to purchase the Units and Economic Interest owned by the dissolving Member and continue the Company’s business. To exercise this right, the Nondissolving Members must give written notice of such election to the Dissolving Members within 90 days after the event giving rise to the potential dissolution. Upon such election, the Dissolving Member shall sell and the Nondissolving Member shall purchase the Units and Economic Interest owned by the Dissolving Member at a purchase price determined in accordance with the provisions of section 10.8(a) of this LLC Agreement. The purchase price shall be paid in accordance with section 10.8(b) of this LLC Agreement.

     10.12 Additional Member. From the date of the formation of the Company, any Person or Entity acceptable to the Members by the affirmative vote of the Members holding a majority of the outstanding Units may become a Member in this Company either by the issuance by the Company of additional Units or as a transferee of a Member’s Units or any portion thereof, subject to the terms and conditions of this LLC Agreement. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Tax Matters Member may, at his option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of section 706(d) of the Code and the Treasury Regulations promulgated thereunder.
     10.13 Issuance of Additional Units. The Company may issue additional Units in such number, for such consideration and upon such terms as authorized by the Members holding a majority of the outstanding Units.
     10.14 Transferee Not Member in Absence of Consent.
          Notwithstanding anything contained herein to the contrary, a Transferee which is not a Member immediately prior to the Transfer of a Member’s Units or Economic Interest shall have no right to participate in the management of the business and affairs of the Company or to become a Member unless the Members with at least a majority of the outstanding Units approve of the proposed Transfer of the transferring Member’s Units or Economic Interest to the Transferee. In the absence of such Member approval, the Transferee shall be merely an Economic Interest Owner.
ARTICLE XI
DISSOLUTION AND TERMINATION
     11.1 Dissolution.
     (a) Dissolution Events. The Company shall be dissolved upon the occurrence of any of the following events:
          (i) the expiration of the period fixed for the duration of the Company pursuant to section 2.5 hereof;
          (ii) the written agreement of all of the Members to dissolve the Company;

          (iii) the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member of the Company (a “Withdrawal Event”), unless the business of the Company is continued within 90 days of the Withdrawal Event by the consent of all of the remaining Members;
          (iv) the entry of a decree of judicial dissolution pursuant to the Illinois Act; or
          (v) the Company has fewer than two Members at any given time; provided that if a Member improperly causes a Withdrawal Event or if the Company has the right or obligation to purchase the entire interest of a Member, and upon such purchase or Withdrawal Event the Company would have a sole remaining Member, notwithstanding any other provision of this LLC Agreement to the contrary, such remaining Member shall have the unilateral and unrestricted right to transfer one or more of its Units to any Person or Entity who shall be admitted as a Member without the consent of any other Member.
     (b) No Withdrawal Power. No Member shall have the power to withdraw by voluntary act from membership in the Company without the unanimous written consent of the other Members. In addition, except as expressly permitted in this LLC Agreement, a Member shall not take any other voluntary action which directly causes a Withdrawal Event. Unless otherwise approved by Members owning a majority of the outstanding Units, a Member whose membership is otherwise terminated by virtue of a Withdrawal Event, regardless of whether such Withdrawal Event was the result of a voluntary act by such Member, shall not be entitled to receive any distributions to which such Member would not have been entitled had such Member remained a Member. Except as otherwise expressly provided herein, such Member shall become an Economic Interest Owner.
     11.2 Winding Up Liquidation and Distribution of Assets.
     (a) Accounting. Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Members shall immediately proceed to wind up the affairs of the Company.
     (b) Member’s Dissolution Duties. If the Company is dissolved and its affairs are to be wound up, the Members shall:
          (i) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Members may determine to distribute any assets to the Members in kind);

          (ii) Allocate any profit or loss resulting from such sales to the Members’ and Economic Interest Owners’ Capital Accounts in accordance with Article IX hereof;
          (iii) Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent or other liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such Reserves shall be deemed to be an expense of the Company);
          (iv) Distribute the remaining assets in the following order:
     [a] If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement” of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of Article IX and section 8.3 of this LLC Agreement to reflect such deemed sale.
     [b] The positive balance (if any) of each Member’s and Economic Interest Owner’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Members, with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to section 11.2(b)(iv)[a]. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in section 1.704-l(b)(2)(ii)(b)(2) of the Treasury Regulations.
     (c) No Liability. Notwithstanding anything to the contrary in this LLC Agreement (except for section 6.7 hereof), upon a liquidation within the meaning of section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, if any Member has an Adjusted Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

     (d) Termination of Company. Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.
     (e) Compliance with Law. The Members shall comply with the requirements of all applicable law pertaining to the winding up of the affairs of the Company and final distribution of its assets.
     11.3 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his or her Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against any other Member.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this LLC Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this LLC Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given on the date on which the same was deposited in the United States mail, addressed and sent as aforesaid.
     12.2 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Company in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. Such books and records shall be maintained as provided in section 9.9. The books and records shall at all times be open to the reasonable inspection and examination of the Members, Economic Interest Owners or their duly authorized representatives during normal business hours.
     12.3 Confidentiality. In connection with this LLC Agreement and their relationship with the Company, the Members will acquire certain confidential and/or proprietary information relating to the Company (the “Confidential Information”). During the term of this Company and until the earlier of the date which is three years following termination of this LLC Agreement or the date upon which the Confidential Information becomes public through no fault of the parties hereto, each Member agrees to (a) use the Confidential Information solely in connection with the Member’s duties and obligations to the Company and (b) prevent disclosure of the Confidential Information to any third party except as required to carry out the Member’s duties and obligations to the Company. Upon termination of this LLC Agreement for any reason, the Member shall return all tangible embodiments of the Confidential Information to the Company.
     12.4 Governing Law. This LLC Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.
     12.5 Waiver of Action for Partition. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.
     12.6 Amendments. This LLC Agreement may not be amended except by the unanimous written agreement of all of the Members.
     12.7 Execution of Additional Instruments. Each Member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations or to effectuate the intent of this LLC Agreement.
     12.8 Construction. Whenever the singular number is used in this LLC Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
     12.9 Headings. The headings in this LLC Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this LLC Agreement or any provision hereof.
     12.10 Waiver. The failure of any party at any time to require performance of any provision hereof shall in no manner affect the party’s right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this LLC Agreement, whether by conduct or otherwise in any instance, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term contained in this LLC Agreement.
     12.11 Rights and Remedies Cumulative. The rights and remedies provided by this LLC Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
     12.12 Severability. The provisions contained in this LLC Agreement are severable, and if any one or more of the provisions hereof is determined for any reason to be invalid,

illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of the remaining provisions, and the rights and obligations of the parties shall be construed and enforced as though this LLC Agreement did not contain such invalid, illegal or unenforceable provision. Similarly, any provision of this LLC Agreement which is construed to cause the Company to be taxed as a corporation for federal income tax purposes shall be repealed, limited or construed in a manner which will allow the Company to qualify as a partnership for federal income tax purposes.
     12.13 Benefit. This LLC Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the Company, the Members and their respective successors and assigns.
     12.14 Creditors. None of the provisions of this LLC Agreement shall be for the benefit of or enforceable by any creditors of the Company.
     12.15 Counterparts. This LLC Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12.16 Arbitration. The parties agree that any disputes, demands, claims or controversies arising in connection with this LLC Agreement or the transactions contemplated hereby shall be settled by binding arbitration conducted according to the rules of the American Arbitration Association in Chicago, Illinois, or by another arbitration association agreed upon by the parties and judgment upon an award in such arbitration shall be entered into by any court or administrative tribunal having jurisdiction thereof.
CERTIFICATE
          The undersigned agree, acknowledge and certify that the foregoing LLC Agreement constitutes the LLC Agreement of SAME DAY SURGERY, L.L.C., adopted by the Members of the Company as of December 16, 1994.

MEMBERS.

/s/ Edward Atkins
EDWARD ATKINS

/s/ Matthew Campbell
MATTHEW CAMPBELL

/s/ Thomas Mallon
THOMAS MALLON